SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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☑ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
Portfolio Recovery Associates, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Riverside Commerce Center
120 Corporate Blvd.
Norfolk, VA 23502
Notice of Fifth Annual Meeting of Stockholders
to be held on May 18, 2007
TO THE STOCKHOLDERS OF PORTFOLIO RECOVERY ASSOCIATES, INC:
You are cordially invited to attend the 2007 Annual Meeting of Stockholders of PORTFOLIO RECOVERY ASSOCIATES, INC. (the “Company”), which will be held at the Company’s Norfolk, Virginia headquarters located at Riverside Commerce Center, 120 Corporate Blvd, Suite 100, Norfolk, Virginia 23502, on May 18, 2007, at 12:00 Noon, local time. More information about the Annual Meeting is included in the Proxy Statement. At the Annual Meeting, you will be asked to:
•	Elect two directors to serve for three year terms,
•	Ratify the selection of KPMG LLP as the Company’s accountants and independent auditors for the fiscal year ending December 31, 2007, and
•	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The enclosed Proxy Statement contains detailed information about the business to be transacted at the Annual Meeting.
The Board of Directors unanimously recommends that you vote FOR the election of each director nominee and FOR the ratification of KPMG LLP as the Company’s accountants and independent auditors for the fiscal year ending December 31, 2007.
In addition to considering the matters described above, Steve Fredrickson, the President, Chairman and Chief Executive Officer of the Company, will provide a summary of significant developments since the 2006 Annual Meeting. The Board of Directors has fixed the close of business on March 23, 2007 as the Record Date for the determination of the stockholders who are entitled to this notice, and entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on March 23, 2007 will be entitled to receive notice and to vote at the Annual Meeting. A list of such stockholders will be available during regular business hours at the Company’s headquarters, at 120 Corporate Blvd., Norfolk, Virginia 23502, for ten days before the Annual Meeting for inspection by any stockholder for any purpose germane to the Annual Meeting.
If you have any questions or need additional information about the Annual Meeting, please contact the Company’s investor relations liaison at telephone number 757-961-3510, by fax at 757-554-0586, or via email, at info@portfoliorecovery.com .
By Order of the Board of Directors,
Judith S. Scott
Executive Vice President, General Counsel and Secretary
April 18, 2007
Whether or not you plan to attend the Annual Meeting, please act promptly to vote your shares with respect to the proposals described above. You may vote your proxy by marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope provided. If you attend the Annual Meeting, you may vote your shares in person, even if you have previously submitted your proxy in writing. If you vote in person, any previously voted proxy will be withdrawn.

PORTFOLIO RECOVERY ASSOCIATES, INC.
120 CORPORATE BOULEVARD
NORFOLK, VA 23502
PROXY STATEMENT FOR THE FIFTH ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AT NOON ON MAY 18, 2007
Solicitation of Proxy and Voting Information
The Board of Directors (the “Board”) of Portfolio Recovery Associates, Inc. (the “Company”) is soliciting your proxy to vote at its 2007 Annual Meeting of Stockholders (the “Annual Meeting”), which is scheduled to begin at 12:00 Noon, local time, on Friday, May 18, 2007, at the Company’s corporate headquarters in Norfolk, Virginia. This Proxy Statement describes the proposals which will be on the ballot at the Annual Meeting, and any adjournments or postponements thereof, as well as other important information about the Company. The proposals for which your vote is being solicited are:
1.	The election of two Directors for a term of three years,

2.	The ratification of the selection of the Company’s independent auditors for the fiscal year ending December 31, 2007, and

3.	Such other matters as may properly come before the Annual Meeting.
At the conclusion of the Annual Meeting, the President and Chief Executive Officer of the Company will present a report on the Company’s operations, and will respond to stockholder questions.
This Proxy Statement gives you information that will help you make an informed voting decision. Included with this Proxy Statement are the Company’s 2006 Annual Report to Stockholders, which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006, the Notice of the 2007 Annual Meeting, this Proxy Statement and your Proxy Card. These materials are all first being mailed to stockholders on or about April 16, 2007. The information contained in these documents is accurate as of the dates specified therein. Changes or updates in the data, information or facts contained in such documents may occur after the mailing date.
VOTING AT THE ANNUAL MEETING
Date, Time and Place of the Annual Meeting
We will hold the Annual Meeting at our corporate headquarters, located in Norfolk, Virginia. Our address is:
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
120 Corporate Blvd., Suite 100
Norfolk, Virginia 23502
The Annual Meeting will begin promptly at 12:00 Noon, local time, on May 18, 2007.

Who May Vote
Each holder of shares of the Company’s common stock at the close of business on March 23, 2007 (the “Record Date”) will be entitled to receive a notice of the Annual Meeting, and to attend and vote at the Annual Meeting. Such persons are considered “holders of record.” As of the Record Date, approximately 15,996,104 shares of common stock of the Company were issued, outstanding and entitled to vote, which were held by approximately 22 holders of record maintaining shares on behalf of 34,456 beneficial owners. Entities holding shares on behalf of the owners of the shares, such as banks, brokerage firms and other nominees who are beneficial holders of the Company’s common stock as of the close of business on March 23, 2007, are requested to forward these materials to beneficial stockholders. The Company will pay the reasonable mailing expenses incurred for this purpose. Any stockholder who does not receive a copy of the Notice of Annual Meeting, this Proxy Statement and the Proxy Card may obtain these materials at the Annual Meeting, by contacting the Company’s investor relations liaison in advance of the Annual Meeting, at telephone number 757-961-3510, by fax at 757-554-0586, or via email, at info@portfoliorecovery.com .
Quorum for the Annual Meeting
A majority of holders of the issued and outstanding shares of common stock of the Company entitled to vote, represented in person or by proxy, will constitute a quorum. Continental Stock Transfer and Trust Company has been appointed by the Company’s Board of Directors to act as the inspector of election. The inspector of election will tabulate the votes cast by proxy or in person at the Annual Meeting, and will determine whether or not a quorum is present. In the event that a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.
How to Vote
As a holder of common stock of the Company, you are invited to attend the Annual Meeting and vote your shares in person. You also may vote your proxy by mail. You are entitled to cast one vote per share owned as of the Record Date for each proposal to be considered at the Annual Meeting.
Voting By Mail
If you do not expect to attend the Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the enclosed Proxy Card, sign and date it, and return it in the postage-paid envelope provided. With respect to any other matters not on the agenda which may properly come before the Annual Meeting, your proxy will be voted at the discretion of Penelope Kyle and James Voss, in accordance with their best judgment. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company, or you may direct the record holder of your shares to vote your proxy in the manner you specify.

Voting At the Annual Meeting
If you are planning to attend the Annual Meeting and wish to vote your shares in person, you will be given a ballot for that purpose at the Annual Meeting. If you require special assistance at the Annual Meeting due to a disability or other reasons, please contact the Corporate Secretary at the address below. If you are a stockholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.
Changing or Revoking Your Proxy
You may change or revoke your proxy at any time before it is voted at the Annual Meeting by the following methods:
•	Send a written notice of revocation of your proxy so that it is received before the taking of the vote at the Annual Meeting to:
Judith S. Scott
Executive Vice President, General Counsel and Secretary
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
120 Corporate Blvd, Suite 100
Norfolk, VA 23502
jsscott@portfoliorecovery.com
Fax: 757-321-2518
•	Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and vote your shares at the Annual Meeting.
If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at the address above.
Preliminary voting results will be announced at the conclusion of the Annual Meeting. The Company will also publish final voting results in its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007.
STOCK OWNERSHIP
The following table sets forth the persons or entities known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of March 23, 2007, based on available information.

		Shares
	Shares Beneficially	Beneficially
	Owned (1)	Owned (2)
Name	(#)	(%)
TimesSquare Capital Management, LLC (3) 1177 Avenue of the Americas, 39th Floor New York, NY 10036	910,900	5.69

Second Curve Capital, LLC (4) 405 Lexington Avenue, 52nd Floor New York, NY 10174	902,849	5.64

Barclay’s Global Investors, N.A.(5) 45 Fremont Street San Francisco, CA 94105	803,802	5.02

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and includes voting and investment power with respect to shares.

(2)	Ownership percentage is based on 15,996,104 shares of common shares outstanding as of the Record Date.

(3)	Based on information filed in a Schedule 13G with the SEC on March 30, 2007 (dated as of December 31, 2007) in which TimesSquare Capital Management, LLC is reported as the beneficial owner of 910,900 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 910,900 shares. Based on information provided by TimesSquare Capital Management, LLC to the Company in March 2007, the total number of shares beneficially owned as of March 29, 2007 was 1,005,200 and the percentage of shares beneficially owned by TimesSquare Capital Management, LLC as of March 29, 2008 was 6.28%.

(4)	Based on information filed in a Schedule 13G filed with the SEC on February 14, 2007, in which Thomas K. Brown is identified as the owner of Second Curve Capital, LLC, and beneficial owner of 902,849 shares of the Company’s common stock with shared power to dispose or to direct the disposition of 902,849 shares.

(5)	Based on information filed in a Schedule 13G with the SEC on January 23, 2007, in which Barclays Global Investors, N.A. is reported as the beneficial owner of 365,207 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 365,207 shares, Barclays Global Fund Advisors is reported as the beneficial owner of 428,491 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 428,491 shares, and Barclays Global Investors, Ltd. is reported as the beneficial owner of 10,104 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 10,104 shares.
Security Ownership of Management and Directors
The following table contains information about the beneficial ownership of the Company’s common stock as of March 23, 2007, beneficially owned by the Company’s Chief Executive Officer and Chief Financial and Administrative Officer, the other five most highly compensated executives, each of the Company’s non-employee Directors, and all Directors and executives as a group. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company the persons or entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, all outstanding stock options currently exercisable or exercisable within 60 days of March 23, 2007 are deemed outstanding.

	Options				Nonvested Shares
			Vesting		Vesting
	Shares	Vested	within 60	Not	within 60	Beneficial
	Owned	Options	days of 3/23	Vested	days of 3/23	Ownership	% Owned
Management

Steve Fredrickson, CEO	224,385	38,000	0	5,000	1,000	263,385	1.6%
Kevin Stevenson, CFO	56,860	24,000	0	5,000	1,000	81,860	0.5%
Craig Grube, EVP	28,525	13,800	0	5,000	1,000	43,325	0.3%
Judith Scott, EVP	10,600	0	0	3,500	300	10,900	0.1%
William F. O’Daire, SVP	13,167	0	0	5,200	600	13,767	0.1%
Michael J. Petit, SVP	7,070	30,000	0	11,380	1,000	38,070	0.2%
Chris Graves, SVP	1,565	0	0	10,000	0	1,565	0.0%

Non-Employee Directors

William Brophey	2,100	4,500	0	2,400	0	6,600	0.0%
Penelope Kyle	400	0	0	2,600	0	400	0.0%
David Roberts	96,832	7,000	0	2,400	0	103,832	0.6%
Scott Tabakin	1,000	0	0	3,000	0	1,000	0.0%
James Voss	1,600	7,000	0	2,400	0	8,600	0.1%

All Executives & Directors	444,104	124,300	0	57,880	4,900	573,304	3.6%
Corporate Governance
The Company’s corporate governance principles and the current charters of each of the committees of the Company’s Board of Directors (the “Board”) are posted on the Investor Relations page of the Company’s website at www.portfoliorecovery.com. These materials are also available in print to any stockholder upon request. The Board regularly reviews major corporate governance developments and modifies its governance principles, committee charters and key practices as warranted. Additionally, each year the Board conducts an assessment of each of its committees and itself. At the conclusion of these assessments, the Board uses the information obtained to evaluate and refine its processes and committee charters, as necessary. These procedures enhance director, committee and Board effectiveness, and also enable the Board to determine whether any charter modifications are appropriate. In February 2007, the Audit Committee, Nominating and Corporate Governance Committee and the Compensation Committee amended their charters.
Board of Directors
The Board is the ultimate decision-making body of the Company, except with respect to those matters reserved to the stockholders. The Board advises senior management and monitors its performance.
The Board held four regular meetings and four special meetings in 2006. The Board also held informal discussions by telephone during the year, as needed. Non-employee Directors meet regularly in executive session without management present, and hold at least one meeting each year for the purpose of reviewing and assessing the Board’s effectiveness and the effectiveness of each committee. Executive sessions of non-employee Directors are generally chaired by the Director who is the chairman of the Committee responsible for the issue being discussed. During fiscal year 2006, the Board held four executive sessions of non-employee Directors. There is no formal policy regarding Directors’ attendance at Board meetings or at annual meetings; however, all

Board members are expected to attend all meetings, either in person or telephonically. It is the Board’s practice to schedule its meetings and the Company’s Annual Meeting of Stockholders at times and dates to permit maximum attendance by Directors, taking into account the Directors’ schedules and the timing requirements of applicable laws. All Directors attended the Company’s 2006 annual meeting, and each Director attended 100% of the regular meetings and at least 75% of the special meetings of the Board in fiscal year 2006.
The Board currently consists of six Directors, divided evenly into three classes. The terms of each class expire at successive annual meetings. Stockholders elect one class of Directors at each annual meeting to serve three year terms. The election of two Directors, William Brophey and David Roberts, both of whom are in the 2nd class of Directors, will take place at the 2007 Annual Meeting.
Communications with Directors. Stockholders may communicate with members of the Board by transmitting correspondence by mail or facsimile addressed to one or more directors. All such communications should be sent to the attention of the Corporate Secretary, at the Company’s headquarters address specified herein, or to fax number 757-321-2518.
Communications from stockholders to one or more directors will be collected and organized by the Corporate Secretary and forwarded to the Chairman of the Board, or if addressed to an identified Independent Director, to that identified Director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may forward only representative correspondence.
The Corporate Secretary will determine whether any communication addressed to the entire Board as a whole should be properly addressed by the entire Board, or to a committee of the Board. If a communication is sent to the Board as a whole, or to a committee of the Board, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether or not a response to the communication is warranted. Any communications individually addressed to a Director will be forwarded to that Director. If a response to the communication is warranted, the content and method of the response will be coordinated with the Company’s General Counsel. The Company’s confidential hot line may be used by any stockholder who prefers to raise his or her concern to the Board in a confidential or anonymous manner, by dialing 1-800-290-1650. Hot line calls are referred to the Chairman of the Audit Committee who will assure that the matter is properly investigated.
The Company’s President and Chief Executive Officer and Chief Financial and Administrative Officer respond to communications from the investment community regarding the Company’s financial and business matters, to the extent that such communications may not be adequately addressed by the Company’s Investor Relations Liaison.
Director Independence. It is the policy of the Company that the Board consists of a majority of independent Directors who do not have any direct or indirect material relationship with the Company. The Board has established guidelines which conform to the independence requirements of the NASDAQ Global Stock Market’s (“NASDAQ’s”) listing standards, to assist it in determining director independence. In February and March 2007, the Directors provided updated responses to a questionnaire which requested information from them about any of their relationships with the Company (and those of their immediate family members), potential conflicts of interest, job changes, and any transactions, relationships, or arrangements between the Company and the Directors or parties related to the Directors. A Director’s immediate family members include the Director’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares the Director’s home. Based on the responses received and other available information, it was determined that all of the non-employee Directors of the Company are independent, and that each of the members of the Audit, Compensation, and Nominating and Corporate Governance committees also meet the independence tests. This determination was made based upon a number of facts, including, but not limited to, the following:
•	Except for Steven D. Fredrickson, the Company’s President, Chairman and Chief Executive Officer, no Director is, or has ever been, an executive officer of the Company or employed by the Company or its subsidiaries;
•	No Director has an immediate family member who is an employee or officer of the Company or its subsidiaries, has accepted any compensation or payments from the Company or has any current or past material relationship with the Company;
•	No Director, other than Mr. Fredrickson, has ever received any compensation from, worked for, been retained by, or received anything of substantial value from the Company aside from director compensation;
•	No Director or any member of any Director’s immediate family is, or ever was, employed by the independent auditors for the Company, or ever worked on the Company’s audit at any time;
•	No executive officer of the Company serves on the board of directors of any company that employs a director or any member of the immediate family of a director, and no director or any member of the immediate family of a director has been an executive officer of any entity having a compensation committee on which one or more of the Company’s executive officers has concurrently served; and
•	No Director and no family member of any Director is a partner or controlling stockholder, director or executive officer of any entity from which the Company purchases goods or services, or to which the Company makes charitable contributions, in excess of 2% of the entity’s consolidated gross revenues for that year, or $200,000.
Review and Approval of Transactions With Related Persons. The Company reviews all relationships and transactions in which it, its Directors, executive officers or their immediate family members are participants, and any stockholders owning five percent or greater of the Company’s outstanding common stock. The Company’s General Counsel is primarily responsible for developing and implementing the policy and procedures relative to the review and approval of related party transactions.
The current policy covers any related person transaction that meets the minimum threshold for disclosure in this Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest).

Procedure for the Approval of Related Party Transactions
1.	The complete details of the proposed transaction are presented to the Company’s General Counsel by the party intending to enter into the transaction.

2.	The Company’s General Counsel prepares a written analysis and recommendation to the Nominating and Corporate Governance Committee, based on the nature of the transaction, the related person’s interest in the transaction, the dollar value of the transaction, the importance of the transaction to the business of the Company, the material terms of the transaction and the overall fairness of the transaction to the Company.

3.	Based on the foregoing factors, the Nominating and Corporate Governance Committee decides whether or not to recommend that the proposed transaction be brought before the full Board for consideration.

4.	If the matter is presented to the Board for a vote, and a related party is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

5.	If the Board approves the transaction, the Company’s General Counsel will ensure that the written contract between the parties is appropriately executed by all parties.
There are no related person transactions with the Company which require disclosure in this Proxy Statement.
The following table sets forth information concerning the Company’s Directors:

Director	Age	Title	Appointed	Class
Steve Fredrickson	47	President, CEO and Chairman of the Board	March 1996(1)(4)	1st

William Brophey	69	Director	November 2002(2)	2nd

Penelope Kyle	59	Director	October 2005(4)	1st

David Roberts	45	Director	March 1996(1)(2)	2nd

James Voss	64	Director	November 2002(3)	3rd

Scott Tabakin	48	Director	October 2004 (3)	3rd

(1)	Mr. Fredrickson and Mr. Roberts were appointed as directors of the Company upon its creation in August 2002. They were each managers of Portfolio Recovery Associates, L.L.C., the predecessor entity to the Company, since its creation in March 1996.

(2)	The terms of Mr. Brophey and Mr. Roberts will expire at the 2007 Annual Meeting.

(3)	The terms of Mr. Voss and Mr. Tabakin will expire at the 2008 Annual Meeting.

(4)	The terms of Mr. Fredrickson and Ms. Kyle will expire at the 2009 Annual Meeting.

Summary: Board of Directors Information	2006
Size of Board	6
Average Age of Directors	55
Number of Independent Directors	5
Lead Independent Director	Yes
Independent Audit Committee	Yes
Independent Compensation Committee	Yes
Independent Corporate Governance Committee	Yes
Number of Board Meetings Held	8
Corporate Governance Guidelines Approved by the Board	Yes
Outside Directors Hold Meetings Without Management Present	Yes
Annual Board Self-Evaluation	Yes
Annual Review of Independence of Board	Yes
Annual Committee Self Evaluations	Yes
Charters for Audit, Compensation and Corporate Governance Committees	Yes
Annual Equity Grants to Non-Employee Directors	Yes
Corporate Compliance Program	Yes
Code of Ethics	Yes
The positions of Chairman of the Board and President and Chief Executive Officer of the Company are combined; however, the Board has designated a non-employee Director, David Roberts, to serve as its Lead Director, to coordinate the activities of the other non-employee Directors, consult with the Chairman and Chief Executive Officer regarding agendas, scheduling and information needs for Board and committee meetings, act as a liaison between the non-employee Directors and management, and perform other duties and responsibilities as described below.
The Lead Director facilitates information flow and communication between the Directors and top management and, after obtaining input from the other Directors and the Company’s executive officers, assists in establishing the agenda for Board meetings. Any member of the Board may request that an item be included on the agenda. Board materials related to agenda items are provided sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at their meetings. Members of senior management are invited to attend Board meetings or portions thereof, for the purpose of participating in discussions and providing management reports on operations. Directors have access to all other members of management and employees of the Company and, as necessary and appropriate, may consult with independent legal, financial and accounting advisors to assist in their duties to the Company and its stockholders.

The Board has determined that all members of its committees are independent and satisfy relevant SEC and NASDAQ independence requirements applicable to members of such committees. Members of the Audit Committee also satisfy a separate SEC independence requirement, which provides that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than their Directors’ compensation. All committees report their activities to the full Board. The Board is regularly kept informed of the Company’s business through regular written management reports and reports of operations, financial and other reports presented at meetings and between meetings of the Board and its committees.
The table below shows current membership for each of the standing committees of the Board: the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee.

	Nominating and Corporate	Compensation
Audit Committee	Governance Committee	Committee
James Voss(1)	William Brophey(1)	David Roberts(1)
William Brophey	Scott Tabakin	Penelope Kyle
Scott Tabakin	Penelope Kyle	Scott Tabakin
	James Voss	William Brophey
David Roberts

(1)	Committee Chair
Audit Committee
The Audit Committee held thirteen regular meetings during 2006, and met informally between meetings. Committee meetings are typically held in conjunction with scheduled Board meetings; however, the Audit Committee also holds meetings between Board meeting dates as needed. Each member of the Audit Committee is “independent,” as that term is defined by the applicable standards promulgated by NASDAQ, and meets the heightened criteria for independence applicable to members’ audit committees under Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the NASDAQ listing standards. The Board has determined that each member of the Audit Committee is financially literate and that Mr. Voss and Mr. Tabakin are both qualified as “audit committee financial experts,” pursuant to Section 401(h) of Regulation S-K. The Audit Committee is primarily concerned with the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor and the performance of the Company’s internal audit function and independent auditor. The Audit Committee is not responsible for the planning or conduct of the audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. As described in its charter, the Audit Committee’s primary duties include:
(1)	selecting and overseeing the independent auditor and approving audit and non-audit services and related fees;

(2)	reviewing the scope and the results of the audit;

(3)	overseeing financial reporting activities, including quarterly and annual reports, and the accounting standards and principles followed;
(4)	reviewing the organization and scope of the Company’s internal audit function;

(5)	providing independent, objective oversight of the Company’s accounting functions, and reviewing with management and independent auditors the adequacy of the Company’s internal controls, and

(6)	performing such other duties as set forth in its charter.
The Audit Committee conducted a review of its charter in 2006, and as a result, amended its charter in February 2007. At the time of its charter review, the Audit Committee also reviewed the practices and procedures to assure continued compliance with the internal control reporting provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements. The Audit Committee’s current charter is available at the Company’s web site, at www.portfoliorecovery.com. The Audit Committee’s charter will be mailed to any stockholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. The Audit Committee’s report appears in this Proxy Statement on page 32.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee held three meetings during 2006. Each member of the Nominating and Corporate Governance Committee is “independent,” as such term is defined by NASDAQ Rule 4200(a)(15).
The Nominating and Corporate Governance Committee annually reviews the composition of all committees, reviews Director compensation, oversees Director development, oversees the annual self evaluations of the Board and its committees and makes recommendations concerning Board dynamics. In addition, the Nominating and Corporate Governance Committee reviews the Company’s corporate governance practices, and related public issues important to the Company, and makes recommendations to the Board on such issues.
The Nominating and Corporate Governance Committee is also responsible for the selection and recommendation of nominees to the Board for election as directors. In addition to considering candidates suggested by current Directors and by Company officers and employees, the Nominating and Corporate Governance Committee considers any candidates who may be recommended by stockholders, in accordance with the provisions of the Company’s by-laws, which establish the information and notice requirements for such nominations. The Nominating and Corporate Governance Committee screens all candidates in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee’s initial review is typically based on written materials provided to it with respect to the candidate. The Nominating and Corporate Governance Committee members determine whether the candidate meets the Company’s general Board membership qualifications and possesses the skills required of directors. The Nominating and Corporate Governance Committee also determines whether requesting additional information from a nominee is necessary, and conducts personal interviews as appropriate.

Certain minimum qualifications must be met by a nominee for a position on the Board. Specifically, nominees should understand that the principal duty of a director is to represent the stockholders of the Company. Nominees should also possess the highest level of professional and personal ethics, integrity and values, be free of any material conflicts of interest with respect to Board service, have competence at the policy-making level and the have the ability to exercise sound judgment. Nominees must also be independent, as defined in NASDAQ Rule 4200(a)(15), be able to understand and relate to the culture of the Company, have sufficient time to properly discharge the duties associated with serving as a director, and have sufficient experience and knowledge to enhance or maintain the diversity of business and policy-making expertise among Board members. Final approval of a candidate is determined by the full Board.
The Nominating and Corporate Governance Committee has determined that one or more of the Company’s Directors must possess satisfactory experience as a director or officer of a publicly held company and the competence and expertise necessary to qualify as an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K.
Any stockholder may make nominations with respect to the election of directors in accordance with the provisions of the Company’s by-laws, which establish the information and notice requirements for such nominations. Prior to 120 days in advance of the anniversary date of the Proxy Statement for the 2006 annual meeting, the Company did not receive any recommendations of potential director candidates from stockholders for consideration.
The Nominating and Corporate Governance Committee recommended to the Board the candidates for re-election which are included on the ballot for the Annual Meeting. Any nominee for director who receives a greater number of votes withheld from or against his election than votes for his election shall tender his resignation for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee shall consider the best interests of the Company and its stockholders and shall recommend to the full Board the action to be taken with respect to the tendered resignation.
The activities of the Nominating and Corporate Governance Committee are specified in its charter. The charter of the Nominating and Corporate Governance Committee, which was amended in February 2007, is available at the Company’s web site, at www.portfoliorecovery.com. The charter of the Nominating and Corporate Governance Committee will be mailed to any stockholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address.
Compensation Committee
The Compensation Committee held three meetings during 2006 and met informally between meetings. Each member of the Compensation Committee has been determined to be “independent,” as that term is defined by the applicable standards promulgated by NASDAQ. As described in its charter, the Compensation Committee’s primary responsibilities include:
(1)	Establishing compensation policies, approving total executive compensation, including stock based compensation,

(2)	Monitoring the Company’s management resources, planning, and the development, selection and performance of key executives, and

(3)	Assisting with the preparation of the Compensation Discussion and Analysis and other executive compensation disclosures to be included in this Proxy Statement.
The Compensation Committee is responsible for setting annual and long-term performance goals and compensation for the President and Chief Executive Officer and setting the compensation of the executives who report directly to him. Their decisions are approved or ratified by action of the non-employee directors of the Board at a meeting in executive session. The Compensation Committee also approves all equity awards in accordance with the Company’s Amended and Restated Portfolio Recovery Associates 2002 Stock Option Plan and 2004 Restricted Stock Plan (the “Amended Plan”). The Compensation Committee also ensures that the Company has established succession plans with respect to each of its key executives. To assist the Compensation Committee, the Senior Vice President of Human Resources provides the committee with progress reports of the succession planning activities of the Company’s key executives, which includes assessments of their subordinates’ succession potential. The Compensation Committee is also provided a summary of the succession plans for the persons who are considered to be the potential successors to the incumbents in certain senior management positions.
The Charter of the Compensation Committee, which was amended in February 2007, is available at the Company’s web site, at www.portfoliorecovery.com, and is also available in print to any stockholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. The Compensation Committee’s report appears in this Proxy Statement on page 26.
Compensation Committee Interlocks and Insider Participation. All of the members of the Compensation Committee are non-employee directors and none are former officers of the Company or any of its subsidiaries. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries and none of the Executive Officers has served on the compensation committee or board of directors of any company of which any Director is an executive officer. None of the Directors has any relationship required to be disclosed under this caption under the rules of the SEC.
Director Compensation
The Board sets the compensation for non-employee Directors so as to fairly compensate them for the work required of them, based on the Company’s size and scope. The Board also has established annual equity awards to Directors in order to align each Director’s interests with the long-term interests of the Company’s stockholders. The non-employee Directors, other than the Lead Director and the Chairman of the Audit Committee, receive a quarterly retainer fee of $7,500. The Lead Director and the Chairman of the Audit Committee receive a quarterly retainer fee of $8,750. Each Director is also reimbursed for travel expenses in connection with attendance at Board meetings. In addition, the Company pays all reasonable expenses for any Director who wishes to attend director continuing education programs, and maintains policies of directors’ and officers’ liability insurance.

Non-employee Directors appointed prior to 2004 received two stock option grants: an initial grant of 5,000 stock options upon their appointment to the Board, and an additional grant of 5,000 stock options, to which they became entitled on the anniversary date of their initial appointment. Stock options vest and are exercisable in five equal installments on the first five anniversaries of the grant date, and expire seven years after the grant date. In accordance with the provisions of the Amended Plan, Directors are no longer being granted annual stock options. Instead, newly appointed Directors receive 2,000 nonvested shares upon their initial appointment to the Board, and are awarded 1,000 nonvested shares each year thereafter, on the anniversary date of their appointment. Nonvested shares vest at the rate of 20% per year for five years. Recognizing that each Director should have a substantial personal investment in the Company, the Board has adopted a targeted stock policy which applies to each Director, requiring a personal holding by each Director of a number of shares valued at not less than two times the Director’s annual retainer. Directors are expected to acquire and maintain this share ownership threshold within two years of joining the Board. The Company offers no retirement benefits to Directors. The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2006. Compensation paid to the Company’s Chairman and Chief Executive Officer is not listed because he received no additional compensation for his service as a Director.
Fiscal Year 2006 Director Compensation

	Fees			Nonqualified
	Earned or			Deferred	All
	Paid in	Stock	Option	Compensation	Other	Total
	Cash	Awards(1)	Awards(2)	Earnings	Compensation	Compensation
	($)	($)				($)
Director
William Brophey	30,000	15,803	6,297	—	0	52,100
Penelope Kyle	30,000	18,119	0	—	0	48,119
David Roberts	35,000	15,326	4,967	—	0	55,293
Scott Tabakin	30,000	22,446	0	—	0	52,446
James Voss	35,000	15,803	6,297	—	0	57,100

(1)	The amounts reported in the Stock Awards column represent the expense recognized for financial statement reporting purposes in 2006 under FAS 123R for nonvested share awards made to the non-employee directors in 2006 and prior years. The grant date fair value of the 2006 nonvested share awards was $46,720 for Messrs. Brophey and Voss; $43,140 for Ms. Kyle; $46,530 for Mr. Roberts and $42,720 for Mr. Tabakin. The grant date fair value for the nonvested share awards was obtained by multiplying the number of nonvested shares granted by the closing stock price of the Company’s common stock on the grant date. The actual amount of compensation that will be realized at the time an award vests will depend upon the market price of the Company’s common stock at the vesting date. The nonvested share awards vest in five equal annual installments beginning on the first anniversary of the date of grant.

(2)	The amounts reported in the Option Awards column represent the expense recognized for financial statement reporting purposes under FAS 123R for stock options awards made to the non-employee directors in prior years. No stock options were granted in 2006.

The aggregate number of outstanding stock options held by each of the Company’s Directors as of December 31, 2006 is provided in the table below:

Options
Director	Outstanding (#)
William Brophey	7,500
Penelope Kyle	0
David Roberts	10,000
Scott Tabakin	0
James Voss	10,000
Nominees for Election to Three-year Terms Which Will Expire in 2010
• William Brophey, Director — Mr. Brophey was appointed as a Director in 2002 and subsequently elected at the Company’s next Annual Meeting of Stockholders. Currently retired, Mr. Brophey has more than 35 years of experience as president and chief executive officer of Brad Ragan, Inc., a (formerly) publicly traded automotive product and service retailer and as a senior executive at The Goodyear Tire and Rubber Company. Throughout his career, he held numerous field and corporate positions at Goodyear in the areas of wholesale, retail, credit, and sales and marketing, including general marketing manager, commercial tire products. He served as president and chief executive officer and a member of the board of directors of Brad Ragan, Inc. (a 75% owned public subsidiary of Goodyear) from 1988 to 1996, and vice chairman of the board of directors from 1994 to 1996, when he was named vice president, original equipment tire sales world wide at Goodyear. From 1998 until his retirement in 2000, he was again elected president and chief executive officer and vice chairman of the board of directors of Brad Ragan, Inc. Mr. Brophey has a business degree from Ohio Valley College and attended advanced management programs at Kent State University, Northwestern University, Morehouse College and Columbia University.
• David N. Roberts, Director — Mr. Roberts has been a Director since its formation in 1996. Mr. Roberts joined Angelo, Gordon & Company, L.P. in 1993. He manages the firm’s private equity and special situations area and was the founder of the firm’s opportunistic real estate area. Mr. Roberts has invested in a wide variety of real estate, corporate and special situations transactions. Prior to joining Angelo, Gordon, Mr. Roberts was a principal at Gordon Investment Corporation, a Canadian merchant bank from 1989 to 1993, where he participated in a wide variety of principal transactions including investments in the real estate, mortgage banking and food industries. Prior to joining Gordon Investment Corporation, he worked in the Corporate Finance Department of L.F. Rothschild where he specialized in mergers and acquisitions. He holds a B.S. degree in economics from the Wharton School of the University of Pennsylvania.
Directors Continuing in Office — Terms Expiring in 2008
• James Voss, Director — Mr. Voss was appointed as a Director in 2002 and subsequently elected at the Company’s next Annual Meeting of Stockholders. Mr. Voss has more than 35 years of experience as a senior finance executive. He currently heads Voss Consulting, Inc., serving as a consultant to community banks regarding policy, organization, credit risk management and strategic planning. From 1992 through 1998, he was with First Midwest Bank as executive vice president and chief credit officer. He served in a variety of senior executive roles during a 24 year career (1965-1989) with Continental Bank of Chicago, and was chief financial officer at Allied Products Corporation (1990-1991), a publicly traded (NYSE) diversified manufacturer. Currently, he serves on the board of Elgin State Bank. Mr. Voss holds both an MBA and Bachelor’s Degree from Northwestern University.
• Scott Tabakin, Director — Mr. Tabakin was appointed as a Director in 2004 and subsequently elected at the Company’s next Annual Meeting of Stockholders. Mr. Tabakin currently serves as Executive Vice President and Chief Financial Officer of Elder Health, Inc., a privately owned Medicare managed health-care company. From November 2003 until July 2006, Mr. Tabakin was an independent financial consultant. Mr. Tabakin has more than 20 years of public-company experience. He served as Executive Vice President and CFO of AMERIGROUP Corporation, a managed health-care company, from May 2001 until October 2003. Prior to May 2001, Mr. Tabakin was Executive Vice President and CFO of Beverly Enterprises, Inc., then the nation’s largest provider of long-term health care. Earlier in his career, Mr. Tabakin was an executive with the accounting firm of Ernst & Young. He is a certified public accountant and received a B.S. degree in accounting from the University of Illinois.
Directors Continuing in Office — Terms Expiring in 2009
• Steven D. Fredrickson, President, Chief Executive Officer and Chairman of the Board. Prior to co-founding the Company in 1996, Mr. Fredrickson was Vice President, Director of Household Recovery Services’ (“HRSC”) Portfolio Services Group from late 1993 until February 1996. At HRSC Mr. Fredrickson was ultimately responsible for HRSC’s portfolio sale and purchase programs, finance and accounting, as well as other functional areas. Prior to joining HRSC, he spent five years with Household Commercial Financial Services managing a national commercial real estate workout team and five years with Continental Bank of Chicago as a member of the FDIC workout department, specializing in corporate and real estate workouts. He received a B.S. degree from the University of Denver and an M.B.A. degree from the University of Illinois. He is a past board member of the American Asset Buyers Association.
• Penelope W. Kyle, Director. Ms. Kyle was appointed as a Director in 2005 and subsequently elected at the Company’s next Annual Meeting of Stockholders. Ms. Kyle currently serves as President of Radford University. Prior to her 2005 appointment as President of Radford University, Ms. Kyle was the Director of the Virginia Lottery, where she served for ten years, for three Virginia Governors. Earlier in her career, Kyle worked as an attorney in a prominent Richmond, Virginia law firm. She was later employed at CSX Corporation, where, during a 13-year career she became the company’s first female officer and a vice president in the finance department. Ms. Kyle also has prior service as a director and chairman of the audit committee of a publicly traded company. She received an M.B.A. degree from the College of William and Mary, and a law degree from the University of Virginia.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board presently consists of six members classified into three classes. Each Director serves a three year term. Only one class of Directors is elected at each annual meeting of stockholders. At the Annual Meeting, the names of two Directors, William Brophey and David Roberts, will be placed on the ballot for election to the Board, and upon their election, will hold office for three-year terms, expiring on the date of the 2010 Annual Meeting of Stockholders or until their successors are elected and qualified. Mr. Brophey currently serves as Chairman of the Nominating and Corporate Governance Committee and also serves as a member of the Audit Committee and the Compensation Committee. Mr. Roberts was elected as the Lead Director of the Board, and serves as the Chairman of the Compensation Committee. Mr. Roberts is also a member of the Nominating and Corporate Governance Committee. Both nominees have been determined to be independent directors in accordance with the NASDAQ listing standards. Both nominees have consented to be named as nominees for election in this Proxy Statement and to serve if elected. However, if for any reason either nominee is unable to serve (which is not anticipated), the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate at the Annual Meeting.
Proxies will be voted for the election of the above two nominees for re-election to the Board. Under Delaware General Corporate Law, an abstaining vote is not deemed a “vote cast” or represented by proxy. As a result, abstentions are not included in the tabulation of the results on the election of Directors, and therefore do not have the effect of votes in opposition. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions.
Nominees for Director who receive the affirmative votes of a plurality of the common shares represented and voting in person or by proxy at the Annual Meeting will be elected. However, in accordance with a policy recommended by the Nominating and Corporate Governance Committee and adopted by the Board in fiscal year 2005, in an uncontested election, any nominee for election as Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly offer his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it, after determining whether or not the interests of the Company and its stockholders would be best served by accepting or rejecting the candidate’s tendered resignation. Any Director who tenders his or her resignation pursuant to this provision shall not participate in the committee deliberations or Board action regarding whether to accept the resignation offer. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the stockholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that the Company’s press releases are typically distributed.
The Board of Directors unanimously recommends a vote “FOR” the nominees named above.

2008 Stockholder Proposals and Director Nominations
In order for a stockholder proposal to be considered for inclusion in the Company’s proxy statement for the 2008 annual meeting of stockholders under Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), the proposal must be received at the Company’s office by December 15, 2007. Proposals submitted thereafter will be opposed as not having been timely filed. The Company’s By-laws and Certificate of Incorporation provide that any stockholder of record entitled to vote at an annual meeting who intends to make a nomination for Director must notify the Corporate Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting. The notice must meet other requirements contained in the Company’s By-laws and Certificate of Incorporation, copies of which are available on the Company’s Investor Relations website at www.portfoliorecovery.com. Copies of such documents can also be obtained from the Corporate Secretary at the address set forth herein, or from the SEC. The Nominating and Corporate Governance Committee will consider qualified nominees for Board membership submitted by stockholders. A stockholder wishing to nominate a candidate must be an owner of the Company’s stock who meets the eligibility standards under Rule 14a-8 for submitting such a proposal, must have owned the Company’s common stock for at least one year, must continue to own the stock through the date of the 2008 annual meeting and must attend the 2008 annual meeting. The candidate’s name and a detailed background of the candidate’s qualifications must be sent to the attention of the Corporate Secretary, and should include principal occupations or employment held over the past five years, and a written statement of the nominee indicating his or her willingness to serve if elected. Generally, candidates for the position of director must be highly qualified and have broad training and experience in their chosen fields. They should also represent the interests of all stockholders and not those of a special interest group.
Evaluation of stockholder recommendations is the responsibility of the Nominating and Corporate Governance Committee. If after reviewing the materials submitted by stockholders concerning a candidate, the Nominating and Corporate Governance Committee believes that the candidate merits additional consideration, the Nominating and Corporate Governance Committee will interview the candidate and conduct appropriate reference checks. The Nominating and Corporate Governance Committee will determine whether to recommend to the Board that the Board place the candidate’s name on the ballot at the next annual meeting, based upon the candidate’s skills, ability, perceived commitment, ability to devote sufficient time to carry out the duties and responsibilities of a director, the candidate’s relevant experience in relation to the capabilities already present on the Board, and such other factors as the Nominating and Corporate Governance Committee may deem to be in the best interests of the Company and its stockholders.
The Company did not receive any recommendations from stockholders of potential director candidates for consideration at the 2007 Annual Meeting.
Code of Ethics. The Company has adopted a Code of Ethics which applies to all officers, employees and Directors, including the Chief Executive Officer and the Chief Financial and Administrative Officer. The Code of Ethics addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and use of corporate assets, compliance with laws and the reporting of illegal or unethical behavior. A copy of the Code of Ethics, and the Company’s corporate governance principles, are posted on the Company’s website at www.portfoliorecovery.com . Stockholders may also obtain a copy of the Code of Ethics by sending a request in writing, addressed to the Corporate Secretary, at the Company’s corporate headquarters. The Company will disclose all amendments to the Code of Ethics, as well as any waivers thereof, on its website to the extent permissible by the rules and regulations of the SEC and NASDAQ.

Each employee of the Company is required to participate in ethics training and take an ethics quiz at least annually. Further, on an annual basis, each Director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the Director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. The Company also has established and published a confidential telephone hot line for the reporting of suspected policy violations, fraud, embezzlement, and other criminal and/or unethical activities concerning the Company’s accounting practices, auditing and reporting of financial results. This number is operational 24 hours a day, seven days a week.
Any employee who has a concern about the Company’s ethical conduct, accounting, internal controls or auditing matters may anonymously communicate his or her concerns directly to the Chairman of the Audit Committee. All such communications are entirely confidential, and may be reported by phone to an independently maintained toll-free phone number which is posted in a prominent place at all Company work sites, and is also published on the Company’s intranet. All such communications will be promptly reviewed by the Chairman of the Audit Committee and addressed by the Company’s General Counsel, as appropriate. The Audit Committee and the Nominating and Corporate Governance Committee assist in the Board’s oversight with respect to matters covered in the Code of Ethics.
Executive Compensation
Compensation Discussion and Analysis
Compensation Philosophy and Objectives
The Compensation Committee adheres to the principle that compensation of Executive Officers, including the Chief Executive Officer, should first and foremost be directly and materially linked to each executive’s individual performance and the Company’s overall performance, and should also be reasonable in comparison to like positions in like companies. The Compensation Committee has established objectives for executive compensation, which are: (1) to enhance the long-term value of the Company, (2) to assist the Company in attracting and retaining high quality talent, (3) to reward past performance and motivate future performance and (4) to align executives’ long-term interests with those of the Company’s stockholders.
Role of Executive Officers in Compensation Decisions
When determining the amount or form of compensation of the Company’s executives, the Compensation Committee considers the recommendations of the Chief Executive Officer (except with respect to his compensation) and his perspective on the factors described above in developing recommendations for each executive’s compensation, including salary adjustments, annual cash bonuses and equity grants, along with a market comparison of the Company’s executives’ salaries with those of executives in comparable positions in a peer group of businesses that compete with the Company for executive talent (the “Compensation Peer Group”).

Setting Executive Compensation
The Compensation Committee discusses the Chief Executive Officer’s recommendations in executive session, and determines how the recommendations compare against the Compensation Peer Group compensation data. The Compensation Committee then approves or modifies the Chief Executive Officer’s recommendations and makes the ultimate compensation decisions for all executive officers.
The Compensation Peer Group utilized in 2006 consists of 33 business services companies which were selected based on certain metrics, including revenue, net income and market capitalization, which are comparable to those of the Company.
The companies comprising the Compensation Peer Group are as follows:
Compensation Peer Group*

Advisory Board Co	Asset Acceptance Capital Corp.	Asta Funding, Inc.	Barra Inc/CA
Brands Inc/DE	CRA International, Inc.	Corinthian Colleges Inc.	CSG Systems International, Inc.
Digitas Inc.	Encore Capital Group, Inc.	Euronet Worldwide	FTI Consulting, Inc.
Gevity HR Inc.	Healthcare Services Group	Heidrick & Struggles Intl Inc.	Huron Consulting Group Inc.
Interpool Inc.	ICT Group Inc.	IPayment Inc.	Interline
Infousa Inc.	J2 Global Communications	Jackson Hewitt Tax Service	KForce
Korn Ferry International	Layne Christensen Co.	McGrath Rentcorp	Navigant Consulting Inc
New England Business Service	Resources Connection Inc.	Schawk Inc.	Sapient Corp
Wright Express Corp.

*	The Compensation Peer Group includes some companies which are not named in the stock performance graph which is included in the Company’s Annual Report. The Compensation Peer Group was made more extensive, in order to allow the Compensation Committee to analyze a broader range of companies for the purpose of making its compensation comparisons.
Total cash compensation for each executive is determined by using the Compensation Peer Group compensation data, and may be adjusted based on the Company’s performance, individual performance and individual experience. The Company did not utilize the services of a compensation consultant in 2006.
Although base pay for most of the Company’s executives is generally lower than the mean salaries of comparable positions of the Company’s peers, the Company includes additional elements of compensation in its total compensation package. Accordingly, the Company compensates its executives through three primary sources: base pay, annual cash bonuses and equity incentives. Using this approach, the base salary portion of the compensation of the Company’s executives is fixed; however, a substantial additional portion of total compensation is uncertain. This practice ensures that the Company’s executive compensation packages include a combination of base pay and incentives that are appropriate and competitive in the relevant marketplace, as well as risk-based in relation to the individual’s performance and the Company’s performance.

The Company’s compensation program is designed to reward performance by tying a substantial portion of each executive’s total potential compensation to individual performance and the Company’s performance. The extent to which the Company and each executive achieve performance targets determines whether annual bonuses may be awarded, and if so, the amount of such awards. Through its practice of granting equity awards, the compensation program also promotes and rewards an executive’s tenure and longevity with the Company, as well as the executive’s role in the Company’s financial performance.
The Compensation Committee did not utilize a set formula for allocating compensation among the elements of total compensation in fiscal year 2006. Consideration was given to the executive officer’s current salary, the executive officer’s prior-year bonus and the accumulated potential value of prior stock based awards. The subjective decisions regarding the amount and mix of elements which comprised the compensation awarded the executive officers were principally based upon an assessment of each executive officer’s leadership, performance and contribution to the achievement of the Company’s overall financial goals, as well as subjective judgments about each executive officer individually, rather than on rigid guidelines or formulas. Key factors include the executive officer’s performance; the nature, scope and level of the executive officer’s responsibilities; the executive officer’s contribution to the Company’s overall financial results, and the executive officer’s effectiveness in leading initiatives to increase stockholder value, productivity, and revenue growth. The compensation of the executive officers which have the greatest ability to influence the Company’s performance, however, is predominately performance-based, which is consistent with the overall compensation philosophy as described above. The decisions concerning specific base compensation elements and the total compensation paid or awarded to the Company’s Executive Officers in fiscal year 2006, including the compensation of the President and Chief Executive Officer, were made within this framework.
Elements of Compensation
The Company believes that in order to attract and retain highly effective people it must maintain a flexible compensation structure, including base salary, cash bonuses and equity-based compensation awards as described below.
Base Pay. Base pay is structured to ensure that the Company’s employees are fairly and equitably compensated. Base pay is used to appropriately recognize and reward the experience and skills that employees bring to the Company and provides motivation for career development and enhancement. During their tenure, base pay ensures that all employees continue to receive a basic level of compensation that reflects any acquired skills which are competently demonstrated and are consistently used at work.
Base pay for the Company’s executive officers is initially established based on their prior experience, the scope of their responsibilities and the applicable competitive market compensation paid by other companies for similar positions, and is reviewed annually after employment. The Company’s base salaries are generally lower than those of its peers. In accordance with their employment agreements, the Company’s executive officers’ base pay may be increased from year to year in an amount not less than 4% of their current base pay, based on their performance and the achievement of established individual goals. An executive officer’s base pay is not dependent upon the Company’s achievement of its performance goals.

Bonus Program. The Company maintains a cash bonus program to reward superior performance for the year and to provide executive officers with incentives to meet or exceed profitability targets. Each year, a cash bonus pool is established, from which the Company pays annual cash bonuses to the Company’s executive officers upon the direction of the Compensation Committee. Bonuses for fiscal year 2006 were paid in January 2007. Bonuses are based on an evaluation of each executive officer’s prior year’s performance, taking into consideration the recommendations of the Chief Executive Officer, the Compensation Committee’s assessment of the overall performance of the Company and the executive officer’s business unit’s performance in achieving the specific financial and other key goals established for the Company and the executive officer’s business unit. This evaluation also includes an assessment of the executive officer’s individual performance compared to the operational and strategic goals and objectives established for the executive officer at the beginning of the year. If the results of operations meet or exceed net profitability goals, the amount of an executive officer’s bonus may be increased at the discretion of the Compensation Committee, and if the results of operations for the year are not positive, or do not achieve net profitability goals, the Compensation Committee may determine whether or not a bonus will be awarded at all. Executive officers’ bonus targets are set as a percentage of base salary; however, with respect to bonuses awarded in 2007, no pre-established metrics were communicated to the executive officers in advance of the awards. The annual bonus awarded to the executive officer who manages a specific operating division of the Company depended to a significant degree, on that cost center’s contributions toward the achievement of the Company’s financial targets. Because the Chief Executive Officer has a broad role with final accountability for the Company’s overall results, the Compensation Committee sets his bonus target higher than the other executive officers.
Cash bonuses awarded to the Company’s executive officers in January 2007 for fiscal year 2006 performance ranged from approximately 100% to 200% of the executive officer’s 2006 base salary, amounting to an aggregate pay out of $1,775,000, of which amount, the Chief Executive Officer earned a bonus of $690,000. The annual bonuses paid to the Chief Executive Officer, Chief Financial and Administrative Officer and the other five most highly paid executives of the Company for their fiscal year 2006 performance are shown in the Summary Compensation Table on page 27.
Equity Incentives. The Company utilizes long-term equity incentive awards to promote the success of each executive officer, motivate outstanding performance and encourage and reward employment longevity. The Company’s current equity compensation program consists of the award of nonvested shares of the Company’s common stock pursuant to the Amended Plan, and a targeted executive share ownership program which was adopted by the Board in fiscal year 2005. Targeted stock ownership guidelines ensure that the Company’s executives acquire and retain substantial levels of ownership of common stock in the Company. Through the award of nonvested shares, executive officers are motivated to remain employed by the Company, due to the fact that the total shares awarded vest over a period of five years, beginning on the first anniversary date of the award. The recipient must be employed with the Company in order to receive any nonvested shares. The Company has no written policy concerning the timing of equity awards; however, with the exception of equity awards granted as a recruitment incentive to new hires, all fiscal year 2006 equity awards to employees were made on April 19, 2006, immediately following the first quarter regular meeting of the Board, which was six days prior to the Company’s first quarter 2006 earnings release. All such awards were in the form of grants of nonvested shares.

In an effort to further link pay with performance, the Company has been actively exploring new approaches to its equity compensation program for fiscal year 2007. In March 2007, the Company granted performance shares under the Amended Plan to its Executive Officers and approximately 35 other executives. The number of shares that each executive can earn will depend on the Company’s performance against pre-established goals relating to earnings per share over a period of three years.
Compensation of Executive Officers In 2006
In fiscal year 2006, the aggregated base salaries of the Company’s executives listed in the Summary Compensation Table herein constituted approximately 30% of their total aggregated compensation; bonuses constituted approximately 50%, and equity awards constituted approximately 20%; however, the individual allocations of compensation varied considerably.
Targeted Executive Share Ownership
Ownership by executive officers of equity in the Company serves to align their interests with those of the Company’s stockholders and demonstrates to the investing public and all of the Company’s other employees, senior management’s commitment to the Company. The Company’s targeted executive stockholdings policy establishes for each executive officer, as well as other executives and managers in key leadership roles, individual equity ownership goals which are to be achieved within a specified time frame. Each executive officer’s employment agreement provides that in the event that the targeted equity goals are not achieved within the required time frame, the annual bonus may be paid in shares of nonvested stock, rather than in cash, until such targets are met. The specific share requirements for each executive officer are based on a multiple of annual base pay. Pursuant to the targeted executive stock ownership program, the Chief Executive Officer’s equity target is thirteen times his base salary.
Each year, prior to the payment of any annual cash bonus, the Company’s Chief Executive Officer is required to provide a report to the Compensation Committee detailing the status of stockholding for each executive officer. This report includes the executive officer’s base compensation, total compensation, anticipated bonus, targeted stockholdings, actual stockholdings, increased or decreased actual stockholdings during the prior year, and the amount of both awarded and vested options and/or nonvested shares. As of March 23, 2007, each of the Company’s executive officers had exceeded their stock ownership targets.
The matrix below details the equity ownership targets established for the executives listed in the Summary Compensation Table and their actual stockholdings as of March 23, 2007.

Targeted Levels of Executive Stockholdings

	Targeted Multiple of	Minimum Targeted
Name	Base Compensation	Stockholdings	Actual Stockholdings
Steve Fredrickson, CEO	13 times	115,000	224,385

Kevin Stevenson, CFO	8 times	50,000	56,860

Craig Grube, EVP	5 times	28,500	28,525

Judith Scott, EVP/GC	2.5 times	10,000	10,600

Chris Graves, SVP	3 times	12,000	1,565

Michael Petit, SVP	3 times	12,000	7,070

William O’Daire, SVP	3 times	12,000	13,167
Perquisites
The Compensation Committee ensures that the Company’s executive officers are paid fairly, and that the Company has a uniform set of benefits and perquisites that apply to all employees. Accordingly, the Company’s executive officers are provided no Company paid or reimbursed unique perquisites which are not offered to other employees. It is the philosophy of the Company’s executive officers and the Board that each executive, including the Company’s Chief Executive Officer and Chief Financial and Administrative Officer, may determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights, housing, security systems, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by the Company. This is consistent with the Company’s general operating principles.
Other than the standard employee benefits, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in its 401(k) plan, paid time off, and other similar Company-wide benefits which may be in effect from time to time for all other employees, the Company does not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for its executive officers or Directors. The Company believes that its base pay and total compensation package are reasonable and competitive in the industry, and the Company has demonstrated that it is able to hire and retain talented executives without offering additional perquisites.
Pension Plans, Retirement Benefits and Nonqualified Deferred Compensation. The Company does not offer any pension or retirement plans to any of its Directors or employees, including its executive officers. The Company does not offer its Directors or employees a non-qualified defined contribution plan; however, the Company sponsors a 401(k) plan for its employees, but not for its Directors.

401(k) Plan. The Company sponsors a 401(k) plan for its employees who are at least twenty-one years of age or over. This plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions, and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to Internal Revenue Service limitations, after completing six months of service. Employees who were at least fifty years of age by the end of the fiscal year were also eligible to make 401(k) catch-up contributions up to a maximum of $5,000. The Company makes matching cash contributions of up to 4% to each participating employee’s salary. Employees are able to direct their own investments in the Company’s 401(k) plan. No withdrawals or distributions were made to any of the Company’s Executive Officers under the Company’s 401(k) plan in 2006.
The Company’s executive officers are required by policy to submit to regular comprehensive physical examinations at the Company’s expense, at a cost of approximately $5,000 each.
The following table identifies the Company’s benefit plans and identifies employees who may be eligible to participate:

Benefit Plan	Executive Officers	All Full Time Employees
401(k) Plan	X	X
Medical/Dental/Vision Plans	X	X
Life and Disability Insurance	X	X
Legal Resources Assistance Plan	X	X
Employee Assistance Plan	X	X
Defined Benefit Pension Plan	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered
The Company has never made a loan to any of its executive officers or Directors.

Tax Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for certain executive remuneration paid or accrued with respect to each covered employee as of the end of the year. While the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, it reserves the right to extend such compensation arrangements as may from time to time be necessary to retain or attract top-quality management. The Compensation Committee has historically structured executive compensation arrangements so as to minimize the impact of the limitations of Section 162(m) of the Code. In fiscal 2006, each of the Company’s executive officers received a base salary less than $1 million and each executive officer, other than Mr. Fredrickson, received other compensation that would not be limited by the $1 million threshold imposed by Section 162(m). Mr. Fredrickson’s salary and other cash compensation earned during fiscal year 2006 totaled $1.04 million. Therefore, $40,000 of Mr. Fredrickson’s compensation exceeded the $1 million limit imposed by Section 162(m), and was consequently not deductible. The entire amount of each other executive officer’s compensation earned during fiscal year 2006 was deductible.
Accounting for Stock-Based Compensation
FASB Statement 123(R), “Share-Based Payments,” (“FAS 123R”) requires companies to expense the fair value of employee stock options and other forms of equity compensation. Since January 1, 2002 the Company has been expensing equity based compensation under FAS 123, “Accounting for Stock-Based Compensation,” and beginning January 1, 2006 under FAS 123R. The Company has not issued stock options to its employees since its adoption of the Amended Plan in 2004. The Company has never back dated stock options.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled, “Compensation Discussion and Analysis” with management as required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. This report is provided by the following independent Directors who comprise the committee:
David Roberts, Chairman
William Brophey
Scott Tabakin
Penelope Kyle
COMPENSATION SUMMARY
The following table sets forth all compensation awarded to, earned by, or paid to the Company’s Chief Executive Officer, its Chief Financial and Administrative Officer and the other five most highly compensated executives for all services rendered to the Company and its subsidiaries for the fiscal year ended December 31, 2006, except as may otherwise be specifically noted:

Summary Compensation Table

					Change in	All
			Stock Awards/	Non-equity	Pension Value	Other
Name and Principal	FY 2006		Option Awards	Incentive	& Nonqualified	Comp.(5)	Total
Position	Salary($)	Bonus(1)($)	($)(2)(3)	Plan Comp	Deferred Comp(4)	($)	($)

Steve Fredrickson, CEO	350,000	690,000	32,163/89,398	—	—	8,800	1,170,361
Kevin Stevenson, CFO	235,000	460,000	32,163/49,404	—	—	8,800	785,367
Craig Grube, EVP	225,000	450,000	32,163/49,404	—	—	8,800	765,367
Judith Scott, EVP	169,615	175,000	28,598/11,765	—	—	8,800	393,778
Chris Graves, VP (6) (7)	152,019	175,000	115,450/0	—	—	148,298	590,767
Michael Petit, SVP (6)	155,000	425,000	111,161/58,023	—	—	8,800	757,984
William O’Daire, SVP (6)	155,000	185,000	40,237/35,289	—	—	8,238	423,764

(1)	This table reflects for a given year all bonuses earned by the above executives in 2006. The Company typically pays bonuses in the year following the year in which the bonus was earned.

(2)	The amounts included in the “Stock Awards” column represent the expense recognized for financial reporting purposes in 2006 under FAS 123R for grants of nonvested shares in 2006 and prior years. For a discussion of valuation assumptions, see the Company’s 2006 Consolidated Financial Statements included in its Annual Report on Form 10-K filed with the SEC on March 1, 2007. The shares awarded vest ratably over a five year period, beginning on the first anniversary of the award date. The actual amount of compensation that will be realized at the time an award vests will depend upon the market price of the Company’s common stock at the vesting date.

(3)	The amounts included in the “Option Awards” column represent the expense recognized for financial reporting purposes in 2006 under FAS 123R for grants of stock options in prior years. There were no stock options granted in 2006.

(4)	The Company has no defined benefit pension plans or non-qualified deferred compensation plans.

(5)	Except for Mr. Graves, these amounts represent company matching contributions to the recipient’s 401(k) plan up to limits for such plans under federal income tax rules. With respect to the compensation of Mr. Graves, these amounts also include non-qualified relocation expenses of $85,716 and a signing bonus of $59,117.

(6)	Although Mr. Petit, Mr. Graves and Mr. O’Daire are not executive officers of the Company, their compensation details are included in this table due to their level of compensation.

(7)	Compensation in 2006 includes $85,716 as non-qualified relocation expenses paid for by the Company, a $59,117 signing bonus and $3,465 as the Company’s matching contribution to Mr. Graves’ 401(k) plan account.
GRANTS OF PLAN-BASED AWARDS
In fiscal year 2006, the Company did not have a non-equity incentive compensation plan for its Named Executive Officers. There were no threshold, target and maximum performance bonus award amounts for the 2006 performance year set in 2005 or in 2006. The following table sets forth information regarding grants of annual equity based compensation awards granted in fiscal year 2006 pursuant to the Amended Plan. Awards granted in fiscal year 2006 consisted exclusively of nonvested shares. There were no stock option awards made by the Company in fiscal year 2006.

Grants of Plan-Based Awards

		All
		Equity Awards *		Closing Market	Grant Date
		Number of	Base Price of	Price	Fair Value
		Underlying Securities	Stock	On	of
Name	Grant Dates	(#)	Awards	Grant Date	Stock Awards
Steve Fredrickson	04/19/2006	5,000	$0	$47.16	$235,800
Kevin Stevenson	04/19/2006	5,000	$0	$47.16	$235,800
Craig Grube	04/19/2006	5,000	$0	$47.16	$235,800
Judith Scott	04/19/2006	1,500	$0	$47.16	$70,740
Chris Graves	01/02/2006	12,500	$0	$46.44	$580,500
Michael Petit	04/19/2006	5,000	$0	$47.16	$235,800
William O’Daire	04/19/2006	3,000	$0	$47.16	$141,480

*	The amounts reported in the column entitled, “All Equity Awards” relates to the nonvested shares awarded to the above executives in April 2006, or in the case of Mr. Graves, January 2006. In accordance with FAS date 123R, the grant date fair value of the nonvested share awards is the closing price of the stock as of the grant times the number of nonvested shares granted. The grant date fair value was based on the closing price of the Company’s common stock on the NASDAQ Global Stock Market on the grant date. The shares vest in five equal annual installments beginning on the first anniversary of the date of grant.
OPTION EXERCISES AND STOCK VESTED
The following table provides information concerning the exercises of stock options and shares acquired on vesting during fiscal year 2006 on an aggregated basis for each of the executives named, and includes the value realized upon exercise or upon vesting.

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise ($)	Acquired on Vesting	on Vesting($)
Name	(#)		(#)
Steve Fredrickson	38,000	$1,270,720	0	$0
Kevin Stevenson	60,000	2,010,900	0	0
Craig Grube	23,600	789,598	0	0
Judith Scott	5,000	170,000	550	23,127
Chris Graves	0	0	0	0
Michael Petit	0	0	2,690	115,124
William O’Daire	15,000	502,950	600	25,212
The following table provides information on the current holdings of stock option awards and nonvested share awards by the named executives. This table includes unexercised and unvested option awards and nonvested share awards. Each equity grant is shown for each named executive as of the end of fiscal year 2006.

Outstanding Equity Awards at 2006 Fiscal Year-End

		Option Awards				Stock Awards
						Number
		Number of				of Shares
		Securities	Number of			or Units of	Market Value
		Underlying	Securities			Stock	of Shares
		Unexercise	Underlying	Option		That Have	of Stock that
		Options	Unexercised Options	Exercise	Option	Not	Have Not
		Exercisable	Unexercisable(1)	Price	Expiration	Vested	Vested as of
Name	Grant Date	(#)	(#)	($)	Date	(#)	12/31/06 (2) ($)
Steve Fredrickson	11/07/02	38,000	38,000	$13.00	11/07/09
	04/19/06					5,000	$233,450

Kevin Stevenson	11/07/02	24,000	21,000	$13.00	11/07/09
	04/19/06					5,000	$233,450

Craig Grube	11/07/02	18,400	21,000	$13.00	11/07/09
	04/19/06					5,000	$233,450

Judith Scott	11/07/02	0	5,000	$13.00	11/07/09
	07/20/04					600	$28,014
	07/28/05					1,400	$65,366
	04/19/06					1,500	$70,035

Chris Graves	01/02/06	0	0	N/A	N/A	12,500	$583,625

Michael Petit	07/31/03	30,000	20,000	$27.77	07/31/10	4,180	$195,164
	07/20/04					600	$28,014
	07/28/05					1,600	$74,704
	04/19/06					5,000	$233,450

William O’Daire	11/07/02	0	15,000	$13.00	11/07/09
	07/20/04					600	$28,014
	07/28/05					1,600	$74,704
	04/19/06					3,000	$140,070

(1)	Option awards are exercisable in five equal, annual installments beginning on the first anniversary of the date of grant.

(2)	Value is calculated based on the closing price ($46.69) of the Company’s common stock on the NASDAQ Global Stock Market as of 12/31/2006.
Equity Compensation Plan Information
Under the Amended Plan, 2,000,000 shares have been made available for issuance to the Company’s employees and Directors. The table below reflects the number of shares subject to outstanding awards and the amount available for future issuance. Prior to the adoption of the Amended Plan in 2004, such awards were in the form of stock options with an exercise price equal to the fair market value of the stock at the grant date. After the adoption of the Amended Plan, such awards were in the form of grants of shares of nonvested shares.

The table below provides information with respect to the Amended Plan, as of December 31, 2006:

Number of
Securities to be
Issued Upon
		Exercise of		Number of
	Number of	Outstanding	Weighted-average	Securities
	Securities	Options, Warrants,	Exercise Price of	Remaining Available
	Authorized for	and Rights or Upon	Outstanding	for Future Issuance
	Issuance Under the	Vesting of	Options, Warrants	Under Equity
Plan Category	Plan	Nonvested Shares	and Rights(1)	Compensation Plans(2)
Equity compensation plans approved by security holders	2,000,000	472,127	$10.48	995,300

Equity compensation plans not approved by security holders	None	None	N/A	None

Total	2,000,000	472,127	$10.48	995,300

(1)	Includes grants of nonvested shares, for which there is no exercise price, but with respect to which shares are awarded without cost when the restrictions have been realized. Excluding the impact of the nonvested shares, the weighted average exercise price of outstanding options is $16.43.

(2)	Excludes 532,573 exercised options and vested shares, which are not available for re-issuance.
Severance Arrangements
All of the executives named below executed employment agreements with the Company, the terms of which began on January 1, 2006, and expire on December 31, 2008. Each employment agreement contains confidentiality, non-solicitation, non-competition and indemnification provisions. Payment of any severance benefits is conditioned on the employee’s execution of a full release of all claims against the Company. Prior to the execution of their employment agreements, the executive officers of the Company specifically requested that there be no provisions in their employment agreements providing for payments to them in the event of change of control of the Company; consequently, in accordance with their requests, their employment agreements do not contain any such provisions. Likewise, the employment agreements of the other most highly compensated executives of the Company do not contain provisions providing for payments upon change of control. Each employment agreement provides for severance payments under involuntary termination circumstances other than death, disability or “Cause.”
The following table shows the potential severance payments which may be made to the executives listed below pursuant to the terms of their employment agreements, under various employment termination scenarios.

SUMMARY OF SEVERANCE TERMS AND POTENTIAL PAYMENTS

				Salary, Bonus and		Options and
	Constructive			Accrued		Shares
	Termination	Termination		Vacation		(4)(5)	Total
Name	Provisions	Conditions (2)	Severance Payment	(1) (3)($)	Benefits ($)	($)	($)
Steven Fredrickson	Yes	Constructive discharge,	Two years’ salary,	2,113,525	105,696	1,289,080	3,508,301
		non-renewal of employment	two times target
		agreement or reasons other	bonus in termination
		than Cause, death or	year, accrued
		disability	vacation and
benefits for one
year

Kevin Stevenson	Yes	Constructive discharge,	Two years’ salary,	1,412,500	75,411	831,000	2,318,911
		non-renewal of employment	two times target
		agreement or reasons other	bonus in termination
		than Cause, death or	year, accrued
		disability	vacation and
benefits for one
year

Craig Grube	Yes	Constructive discharge,	Two years’ salary,	1,371,551	72,625	497,256	1,941,432
		non-renewal of employment	two times target
		agreement or reasons other	bonus in termination
		than Cause, death or	year, accrued
		disability	vacation and
benefits for one
year

Judith Scott	Yes	Constructive discharge,	One year’s salary,	366,762	36,941	13,716	417,419
		non-renewal of employment	one times target
		agreement or reasons other	bonus in termination
		than Cause, death or	year and accrued
		disability	vacation and
benefits for one
year

Michael Petit(6)	No	Non-renewal of employment	One year’s salary,	591,877	34,683	584,220	1,210,780
		agreement or reasons other	one times target
		than Cause, death or	bonus in termination
		disability	year, accrued
vacation and
benefits for one
year

William O’Daire	No	Non-renewal of employment	Six month’s salary,	181,877	21,501	27,432	230,810
		agreement or reasons other	one-half of target
		than Cause, death or	bonus in termination
		disability	year and accrued
vacation and
benefits for one
year

Chris Graves (6)	No	Non-renewal of employment	One year’s salary,	341,865	27,467	0	369,332
		agreement or reasons other	one times target
		than Cause, death or	bonus in termination
		disability	year, accrued
vacation and
benefits for one
year

(1)	Based on 2006 compensation.

(2)	In the event of their death or disability, executives or their estates will receive their base salary earned through the month of the date of their death or disability, plus a pro-rata portion of their target bonus for that year.

(3)	Assumes payment of maximum accrued vacation and bonus.

(4)	Options cease to be exercisable 90 days after the date of termination for reasons other than Cause. No options may be exercised and no nonvested shares may be granted upon termination for Cause.

(5)	Represents total equity compensation that would be realized upon termination, including all vested options and all options and nonvested shares vesting within 60 days of the Record Date, based upon NASDAQ’s closing price of the Company’s common stock on the Record Date.

(6)	The Company may extend Mr. Petit’s and Mr. Graves’ non-competition/non-solicitation period for an additional year by paying them additional severance compensation equal to one year’s salary. In this scenario, Mr. Petit’s total severance payment would be $1,365,780 and Mr. Graves’ total severance payment would be $524,332.
No severance payments were made to any executive officers of the Company during fiscal year 2006.
Audit Committee Report
The Audit Committee has furnished the following report to stockholders of the Company in accordance with rules adopted by the SEC.
Each member of the Audit Committee is an independent director, as defined in NASDAQ Rules 4200(a)(15) and 4350(d)(2). Each member of the committee also satisfies the SEC’s additional independence requirement for members of audit committees according to Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and NASDAQ Rules 4200(a)(15) and 4350(d)(2). In addition, the Board has determined that James Voss and Scott Tabakin are “audit committee financial experts,” as defined by paragraph (h)(2) of Item 401 of Regulation S-K.
The Audit Committee’s policy is to pre-approve audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services, services related to internal controls and other services. The independent auditors and the Company’s Chief Executive Officer and Chief Financial and Administrative Officer periodically report to the Audit Committee regarding the services provided by the independent auditor in accordance with this pre-approval.
The Company’s executives have primary responsibility for establishing and maintaining adequate internal financial controls, preparing the Company’s consolidated financial statements and managing the public reporting process. The Company’s independent auditors are responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of the Company’s internal control over financial reporting.
· The Audit Committee reviewed and discussed with management, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006, including a discussion of the acceptability and appropriateness of significant accounting principles and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the Company’s independent auditors its evaluation of the Company’s internal control over financial reporting and other business matters. The Audit Committee also reviewed with management and the independent auditors the reasonableness of significant estimates and judgments made in preparing the financial statements, as well as the clarity of the disclosures in the consolidated financial statements.

• The Audit Committee has discussed with the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented, “Communications with Audit Committees,” as amended.
• The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended or supplemented, and has discussed with PricewaterhouseCoopers LLP their independence. The Audit Committee has concluded that the audit and non-audit services which were provided by PricewaterhouseCoopers LLP in 2006 were compatible with, and did not negatively impact their independence.
The Audit Committee met with the Company’s internal auditor and with its independent auditors, with and without management present, to discuss the overall quality of the Company’s financial reporting. In reliance on such discussions, and its review and discussions with management of the Company’s audited consolidated financial statements and the acceptability and appropriateness of significant accounting principles, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.
On March 8, 2007, the Audit Committee dismissed PricewaterhouseCoopers LLP as its independent auditors, and engaged KPMG LLP (“KPMG”) to serve as its independent auditors for the fiscal year ending December 31, 2007. This decision was made following a comprehensive review by the Audit Committee and management of KPMG’s qualifications. The reports of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company as of and for the years ended December 31, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the two fiscal years ended December 31, 2005 and 2006 and the subsequent interim period through March 8, 2007, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of the Company ended December 31, 2006 or within the subsequent interim period through March 8, 2007. The Company provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures and attached a copy of their letter, dated March 13, 2007, in which they stated their agreement with such statements as an exhibit to the Form 8-K that was filed by the Company on March 13, 2007.
During the two fiscal years ended December 31, 2006, and the subsequent interim period through March 8, 2007, the Company did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

The Company is requesting that the stockholders ratify the Audit Committee’s selection of KPMG as its independent auditors for the fiscal year ending December 31, 2007. In the event the stockholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.
This report is submitted on behalf of the following independent Directors, who constitute the Audit Committee:
James Voss (Chairman)
William Brophey
Scott Tabakin
Principal Accountant Fees and Services
PricewaterhouseCoopers LLP acted as independent auditors with respect to the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2006, and has performed certain non-audit-related services for the Company. Also, during 2006, PricewaterhouseCoopers LLP audited the Company’s internal control over financial reporting. In connection with its 2006 corporate income tax returns, which are anticipated to be completed in 2007, the Company retained a separate tax accounting firm which is not related to PricewaterhouseCoopers LLP.
The following table sets forth the aggregate fees billed or expected to be billed by PricewaterhouseCoopers LLP for professional services rendered during the years ended December 31, 2006 and December 31, 2005:

	2006	2005
Audit Fees
Annual Audit	$522,799	$410,000

Tax Fees
Advice (1)	—	9,975

	—	9,975

Other Fees
Investigation Review Fees (3)	58,004	—
Subscription Fees (2)	1,500	1,500

	59,504	1,500

Total Accountant Fees	$582,303	$421,475

(1)	Tax advice fees relate to work done on cost recovery method research for tax purposes.

(2)	Subscription fees represent fees paid for an annual subscription to the PricewaterhouseCoopers LLP research tool, Comperio.

(3)	Investigation review fees relate to the work performed by PricewaterhouseCoopers LLP to review and assess the adequacy and results of the internal control deficiency investigation initiated by the Audit Committee. See Item 9A of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2006, filed on August 3, 2006, for more information.
“Audit Fees” include fees for the audit of the Company’s annual consolidated financial statements, reviews of the related quarterly consolidated financial statements, and services normally performed in connection with statutory and regulatory filings. “Audit Fees” also include fees related to the audit of the Company’s internal control over financial reporting, and for the attestation of management’s report on the effectiveness of internal control over financial reporting in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act and related regulations.

PROPOSAL TWO: APPROVAL OF INDEPENDENT AUDITORS
Upon the recommendation of the Audit Committee, the Board has selected KPMG as independent auditors for the Company for the fiscal year ending December 31, 2007 to audit its consolidated financial statements for the fiscal year ending December 31, 2007, and to perform other audit-related services, relating to the Company’s quarterly reports and registration statements filed with the SEC. Even if the selection of KPMG is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
KPMG will have a representative at the Annual Meeting who will be available to respond to appropriate questions. The KPMG representative will also have an opportunity to make a statement if desired.
A majority of votes cast in person or represented by proxy will constitute ratification of the appointment of KPMG. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions. Under Delaware General Corporate Law, an abstaining vote is not deemed a “vote cast or represented by proxy.” As a result, abstentions are not included in the tabulation of the results on the ratification of the appointment of KPMG.
The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2007.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors and persons who beneficially own more than five percent (5%) of the Company’s common stock to file initial reports of ownership and changes in ownership of such common stock with the SEC and NASDAQ. As a practical matter, the Company typically assists its Directors and executive officers with these transactions by completing and filing Section 16 reports on their behalf. The Company also reviews directors’ and officers’ questionnaires and written representations from the executive officers and Directors that no other reports are required to be filed. The Company believes that all such reports were filed on a timely basis by its executive officers and Directors during fiscal year 2006.
Costs of Solicitation
The Company will pay all of the costs of soliciting proxies for the Annual Meeting. Curran & Connors has been retained to print the proxies, at a cost of $4,900. ADP has estimated the mailing costs to be $8,307. Continental Stock Transfer and Trust has been retained to develop the mailing list, mail out the solicitation for proxy votes and to verify certain records related to the solicitation. The Company will pay Continental Stock Transfer and Trust Company a fee of $1,000 as compensation for its services, which will include tabulating votes, and will also reimburse Continental Stock Transfer and Trust Company for its related out-of-pocket expenses, including its mailing expenses. In addition to solicitation by mail, the Directors, officers and agents of the Company may also solicit proxies from stockholders by telephone, telecopy, telegram, Internet or in person. All such costs will be paid by the Company. Upon request, the Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending the proxy materials to beneficial owners.
Annual Report
A copy of the Company’s 2006 Annual Report to Stockholders, its audited financial statements, together with other related information, are all being mailed to you with this Proxy Statement. Additionally, the Company’s 2006 Annual Report to Stockholders and its Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC, and all financial statements or schedules required to be filed with the SEC pursuant to Rule 13a-1 may be obtained from our web site at www.portfoliorecovery.com, or by contacting the Company’s investor relations liaison at the Company’s headquarters, at 120 Corporate Blvd., Suite 100, Norfolk, VA 23502. A copy of the Company’s Annual Report on Form 10-K, and other periodic filings also may be obtained from the SEC’s EDGAR database at www.sec.gov.
Electronic Delivery of 2008 Proxy Materials and Annual Report. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report in the mail, stockholders may elect to access their 2008 proxy materials online. The Company encourages all stockholders to make the election to obtain the 2008 proxy materials online in order to save the Company the cost of producing and mailing these documents, reduce the amount of stockholder mail and help preserve environmental resources.
Other Matters
As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting except items incident to the conduct of the Annual Meeting. The Company has not received notice from any stockholder of intent to present a proposal at the Annual Meeting. The enclosed Proxy Card will confer discretionary authority with respect to matters which are not presently known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named on the Proxy Card to vote such Proxy Card with respect to such matters in accordance with their best judgment.
By the Order of the Board of Directors.
Judith S. Scott
Secretary

Norfolk, Virginia

Proxy Card
PORTFOLIO RECOVERY ASSOCIATES, INC.
Proxy Solicited by the Board of Directors
For Annual Meeting of Stockholders to be held May 18, 2007
For Holders of Record as of March 23, 2007
The undersigned hereby appoints Penelope Kyle and Scott Tabakin, the proxies selected by the Company’s Board of Directors, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of PORTFOLIO RECOVERY ASSOCIATES, INC. to be held at Noon on May 18, 2007, and at any adjournments thereof, on the following proposals:
1. Election of Directors

Nominees:	1. William Brophey 2. David Roberts
2. Ratification of Appointment of Independent Auditors

Independent Auditors: KPMG, LLP
The proxies named above are authorized to vote in their discretion with respect to other matters that may properly come before the Annual Meeting or any adjournment thereof. As of April 18, 2007 (the approximate date of this mailing), Portfolio Recovery Associates, Inc. does not know of any such other matters to be presented at the Annual Meeting.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the means described on the reverse side.
SEE REVERSE SIDE

Please mark /x/ in only one box.
When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein.
The Board of Directors recommends a vote FOR the election of the above directors.

FOR All Nominees	☐
Withhold Authority From Both Nominees	☐
FOR Nominee 1 Only	☐
FOR Nominee 2 Only	☐
The Board of Directors recommends a vote FOR the ratification of the selection of the above Independent Auditors.

FOR	☐
AGAINST	☐
ABSTAIN	☐

Signature

Date

I pan to attend the Annual Meeting in person ☐
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such.
The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. By signing this proxy card, you acknowledge receipt of the Proxy Statement and the Notice of Annual Meeting of Stockholders to be held on May 18, 2007.
YOUR VOTE IS IMPORTANT.     THANK YOU FOR VOTING.
Detach

EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS DRIVER’S LICENSE OR EMPLOYEE IDENTIFICATION BADGE, IN ADDITION TO THIS ADMISSION TICKET.

PLEASE ADMIT:		NON-TRANSFERABLE

ADMISSION TICKET

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